United States
Securities and Exchange Commission
Washington, D.C. 20549
_______________________________
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2008

Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

909 Silver Lake Boulevard, Dover, Delaware 19904
(Address of principal executive offices, including Zip Code)

(302) 734-6799
(Registrant's Telephone Number, including Area Code)

_______________________________________________________________
(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Chesapeake Utilities Corporation (“Chesapeake” or “the Company”) announced today that it has entered into agreements with one of its commercial lenders regarding the short-term lines of credit available from that financial institution. These agreements increase the dollars available under the committed short-term loan facility, and decrease the dollars available under the uncommitted loan facility by an equal amount. The total loan capacity available from PNC Bank, Delaware remains unchanged. On October 29, 2008, the Company and PNC Bank, Delaware executed modifications to existing loan documents that increased the committed line amount from $10 million to $25 million, while simultaneously reducing the uncommitted line capacity from $30 million to $15 million. The other terms of the uncommitted line of credit remain unchanged. The spread on the committed facility was increased to 125 basis points with an unused commitment fee at the rate of 15 basis points. An advance outstanding under the committed facility will bear interest at the Bank’s Base Rate (as defined in the agreement) plus 125 basis points if requested and advanced on the same day, or LIBOR for the applicable period plus 125 basis points if requested three (3) days prior to the advance date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

/s/ Beth W. Cooper
————————————————
Beth W. Cooper
Senior Vice President and Chief Financial Officer

Date: October 31, 2008